Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "REZOLUTE, INC.", FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF APRIL, A.D. 2019, AT 2:24 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5268822 8100
SR# 20193242825

Authentication: 202722514
Date: 04-26-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:24 PM 04/26/2019
FILED 02:24 PM 04/26/2019
SR 20193242825 - File Number 5268822

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF REZOLUTE, INC.

REZOLUTE, INC. (the "**Corporation**"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the "**Certificate of Amendment**") amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on January 2, 2013 (the "**Certificate of Incorporation**").

2. Article 5 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

The total number of shares of stock which the Corporation is authorized to issue is Five hundred and twenty million (520,000,000). Five hundred million (500,000,000) shares shall be common stock, par value $0.001 per share, and twenty million shares (20,000,000) shall be preferred stock, par value $0.001 per share. Fifteen million shares of preferred stock previously designated as Series A Preferred shall be undesignated and are hereby returned to the authorized but unissued preferred stock pool. The Board of Directors shall, by resolution and amendment to this Certificate of Incorporation and without further approval of the stockholders of the Corporation, prescribe the classes, series and the number of each class or series of such preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series.

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the Corporation's Bylaws by unanimous written consent of the Board of Directors.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, being the Chief Financial Officer of the Corporation, has caused this Certificate of Amendment to be signed on this 26th day of April, 2019.

REZOLUTE, INC.

By: ______________________
Name: Keith Vendola
Title: Chief Financial Officer